EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made and entered into as of February 11, 2020 (“Effective Date”), by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with an office at 1st Floor Gardner Steel Conference Center, 130 Thackeray Avenue, Pittsburgh, Pennsylvania 15260 (“University”), and Genprex, Inc., a Delaware corporation, with its principal business at Dell Medical School, Health Discovery Building, 1601 Trinity Street, Suite 3.322, Austin, TX 78712 (“Licensee”).

WHEREAS, University is the owner by assignment from the inventors of certain patent rights, entitled “Virally-mediated endogenous neogenesis of beta cells yields autoimmune- resistant beta cells,” as further defined in Section 1.10 below and more particularly identified in Exhibit A attached hereto (“Patent Rights”) developed by George Gittes, et al, of the University faculty, and of certain know-how as further defined in Section 1.4 below and more particularly identified in Exhibit D attached hereto (“Know-How”);

WHEREAS, University has the right to grant licenses under such Patent Rights and Know-How;

WHEREAS, University desires to have the Patent Rights and Know-How utilized in the public interest;

WHEREAS, Licensee desires to obtain a license under the Patent Rights and Know-How upon the terms and conditions hereinafter set forth, and Licensee shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization results therefrom.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate” shall mean, with respect to University, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by University. With respect to Licensee, “Affiliate” means any company or legal entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Licensee but only for as long as such control exists. For this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Field” shall mean diabetes therapy.

1.3	“FDA” means the United States Food & Drug Administration or its successor.

1.4

“Know-How” means (a) the University information and materials set forth on Exhibit D and existing on the Effective Date, (b) whether or not covered by a Valid Claim in Patent Rights, and (c) useful or necessary to make, have made, use or sell the Licensed Technology in the Field.

1.5

“Licensee” shall mean Genprex, Inc. Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by this Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” in any provision of this Agreement shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision.

1.6	“Licensed Technology” shall mean any product or component or part thereof which is:

(a)

Covered in whole or in part by a Valid Claim in the Patent Rights in the country in which any such product, component, or part thereof is made, used or sold or in which any such service is used or sold;

(b)

Manufactured by using a process or is employed to practice a process which is covered in whole or in part by a Valid Claim in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product, component, or part thereof or service is used or sold; or

(c)	Manufactured by or otherwise makes use of Know-How.

1.7	“Net Sales” shall mean Licensee’s and any sublicensee’s invoice price from the Sale of Licensed Technology hereunder less the sum of the following:

(a)	Actual cost of freight or transportation charges or absorption and packing charges, separately stated in such invoice;

(b)	Actual trade, quantity or cash discounts allowed, if any;

(c)	Sales taxes, tariff duties, use taxes, and other taxes, excluding income taxes, separately stated on each invoice; and

(d)	Other amounts actually refunded, allowed or credited due to rejection, returns, or reperformance of services, but not exceeding the original invoiced amount.

Sales, transfers, or other dispositions of any Licensed Technology, at or below cost, for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales.

1.8

“Non-Commercial Education and Research Purposes” shall mean use of Patent Rights and/or Know-How (including distribution of biological materials covered by the Patent Rights) in the Field for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.9

“Non-Royalty Sublicense Income” shall mean execution fees, maintenance fees, milestone fees and all other non-royalty payments received by Licensee from its sublicensees pursuant to any sublicense granted pursuant to Section 2.5 hereunder.

1.10	“Patent Rights” shall mean University intellectual property described below and assigned to University:

(a)	The United States and foreign patents and/or patent applications listed in Exhibit A;

(b)	Any non-provisional patent applications that claim priority to any provisional patent application listed in Exhibit A;

(c)	Any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A;

(d)	Any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and

(e)	Any and all patents issuing from the foregoing.

1.11

“Pivotal Trial” means a controlled pivotal clinical trial of Licensed Technology that is prospectively designed to demonstrate statistically whether such Licensed Technology is effective and safe for use in a particular indication in a manner sufficient to obtain regulatory approval to market such product in the United States, European Union, or other foreign jurisdiction.

1.12	“Territory” shall mean Worldwide.

1.13

“Valid Claim” shall mean a claim of (i) an issued and unexpired patent which has not been declared invalid or unenforceable in a court of appropriate jurisdiction, withdrawn, abandoned, or revoked, or (ii) a patent application which has not been withdrawn, abandoned, rejected, or revoked and has not been pending for more than six (6) years from the filing date.

ARTICLE 2 - GRANT

2.1

Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, the right and exclusive license in the Territory to make, have made, use and sell the Licensed Technology in the Field and to practice the Patent Rights in the Field for the Term set forth in Article 10 below. Licensee shall not practice the Patent Rights outside of the Field. University reserves the royalty-free, nonexclusive right to practice the Patent Rights and Know-How and to use the Licensed Technology for Non-Commercial Education and Research Purposes. University and any nonprofit or governmental institution also have the right to publish or have published any University information included in the Licensed Technology, Know-How or Patent Rights.

2.2

Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, the right and nonexclusive license in the Territory to practice the Know-How in the Field for the Term, unless the Agreement is terminated earlier in accordance with Article 10.

2.3

The license(s) granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the United States government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate United States government agencies).

2.4	Sublicenses.

(a)     Licensee shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon the prior written approval of each sublicensee by University, except that sublicensees shall not have rights to sublicense. University’s approval of such sublicensee agreements shall not be unreasonably withheld or delayed. Such sublicense agreements shall include a royalty rate upon sublicensees’ Net Sales in an amount at least equal to the rate set forth in Section 4.l(c). In all such sublicense agreements, Licensee shall impose on the sublicensee an obligation to not practice the Patent Rights or Know-How outside of the Field. Upon the termination of this Agreement and upon the request of any sublicensee, any sublicenses granted prior to either party’s receipt of any termination notice under this Agreement shall survive termination, provided that such sublicensee: (a) is not at such time in breach of this Agreement; and (b) agrees in writing to assume all of the Licensee’s applicable obligations under this Agreement through an assumption agreement or amended license Agreement, as appropriate.

(b)     Licensee agrees that any sublicense granted by it shall provide that the obligations to University of Articles 2, 7, 8, 9, and Sections 10.2, and 13.1 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Each sublicense granted by Licensee pursuant to this Agreement shall include an audit right by University of sublicensee of the same scope as provided in Section 5.2 with respect to Licensee.

(c)     Licensee agrees to forward to University a copy of any and all sublicense agreements promptly upon execution thereof, but in no event later than thirty (30) days after each such sublicense agreement has been executed by both parties thereto; provided however, such sublicense or amendment may be redacted with respect to the sublicensee’s scientific and technical information.

2.5

The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any intellectual property not specifically set forth in Exhibit A or Exhibit D hereof.

ARTICLE 3 – DUE DILIGENCE

3.1

Licensee shall use its diligent and commercially reasonable efforts to bring the Licensed Technology to market in the Field as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent marketing efforts for the Licensed Technology throughout the Term of this Agreement.

3.2	In addition, Licensee shall adhere to each of the following milestones:

(a)	File a FDA investigational new drug (“IND”) application or foreign equivalent on Licensed Technology within three (3) years of the Effective Date of this Agreement;

(b)	Dose the first human patient in a FDA Phase I clinical trial or foreign equivalent using the Licensed Technology within six (6) years of the Effective Date of this Agreement;

(c)	Dose the first human patient in a Pivotal Trial or foreign equivalent using the Licensed Technology within nine (9) years of the Effective Date of this Agreement; and

(d)	Filing of a FDA biologics license application (“BLA”) or a foreign equivalent for Licensed Technology within twelve (12) years of the Effective Date of this Agreement.

(e)	First commercial sale of the Licensed Technology within fourteen (14) years of the Effective Date.

3.3

Licensee’s failure to perform in accordance with Section 3.1 or to fulfill on a timely basis any one of the milestones set forth in Section 3.2 hereof shall be grounds for University to terminate this Agreement, and upon termination all rights and interest to the Know-How and Patent Rights shall revert to University.

ARTICLE 4 – LICENSE CONSIDERATION

4.1	In consideration of the rights, privileges and licenses granted by University hereunder, Licensee shall pay royalties and other monetary consideration as follows:

(a)

Initial license fee, nonrefundable and noncreditable against royalties, of Twenty Five Thousand Dollars ($25,000) due immediately and payable within ten (10) business days from the Effective Date of this Agreement;

(b)

Annual maintenance fees, non-refundable, non-creditable, and not to be prorated against any other payment or royalties due, in the following amounts until the first Net Sale of a Licensed Technology occurs:

(i)     $25,000 per year on the first anniversary of the Effective Date through the third anniversary of the Effective Date; and

(ii)    $40,000 per year on the fourth anniversary of the Effective date and annually thereafter until the anniversary prior to the year of the first commercial sale;

(c)	Running royalties in the following amounts shall become due immediately and shall become payable as set forth in Section 4.2:

(i)	Three percent (3%) of Net Sales of Licensed Technology covered by a Valid Claim of Patent Rights; and

(ii)	One and one/half percent (1.5%) of Net Sales of Licensed Technology NOT covered by a Valid Claim of Patent Rights, but which uses or was manufactured using Know-How

(d)

Beginning with the first commercial sale of a Licensed Technology, a minimum annual royalty in the amount of $250,000 per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 4.1(c) above;

(e)	A share of Non-Royalty Sublicense Income of Twenty percent (20%); and

(f)	Milestone payments as follows:

(i)	$175,000 due upon dosing of first human patient in a Phase I or foreign equivalent clinical trial of Licensed Technology;

(ii)	$200,000 due upon dosing of first human patient in a Phase II or foreign equivalent clinical trial of Licensed Technology;

(iii)	$1,250,000 due upon dosing of the first human patient in a Pivotal Trial or foreign equivalent clinical trial using Licensed Technology; and

(iv)	$2,350,000 due upon first commercial sale of Licensed Technology.

4.2

All payments pursuant to this Agreement shall be made by check or by wire transfer in United States Dollars without deduction or exchange, collection or other charges and directed to the address, or in the case of wire transfer, to the bank set forth in Article 12. Annual maintenance fees pursuant to Section 4.1(b) hereof shall be paid on the anniversary of the Effective Date of the calendar year in which they are due. Royalty payments pursuant to Section 4.1(c) hereof shall be paid within thirty (30) days after each March 31, June 30, September 30 and December 31. Minimum annual royalties pursuant to Section 4.1(d) shall be due December 31 and paid by January 30 following the calendar year in which they are due. Non-Royalty Sublicense Income payments pursuant to Section 4.1(e) hereof shall by paid within thirty (30) days after receipt of payment by Licensee from sublicense. Milestone payments pursuant to Article 4.1(f) shall be paid within thirty (30) days of milestone event date.

4.3	Taxes imposed by any foreign governmental agency on any payment to be made to University by Licensee shall be paid by Licensee without deduction from any payment due to University hereunder.

4.4

The balance of any payments pursuant to this Agreement, including those specified in Section 6.2, which are overdue shall bear interest, compounded monthly, calculated from the due date until payment is received at the rate of [***] per annum. Payment of such interest by Licensee shall not negate or waive the right of University to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including, but not limited to, termination of this Agreement as set forth in Article 10. Licensee shall reimburse University for any costs and expenses incurred in connection with collecting any overdue balance of payments with respect to Licensee’s payment and reimbursement obligations under this Agreement, including the costs of engaging counsel or a collection agency for such purpose.

4.5

Licensee shall sell Licensed Technology to University and its Affiliates upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to Licensee’s most favored customer.

ARTICLE 5 – REPORTS AND AUDIT

5.1

Within thirty (30) days after each March 31, June 30, September 30 and December 31 of each year during the Term of this Agreement beginning in the year of the first commercial sale of Licensed Technology, Licensee shall deliver to University true, accurate and detailed reports of the following information in a form as illustrated in Exhibit B:

(a)	Number of Licensed Technology products manufactured and sold by Licensee and all sublicensees;

(b)	Total billings for all such products;

(c)	Accounting for all Licensed Technology used or sold by Licensee and all sublicensees;

(d)	Deductions set forth in Section 1.5;

(e)	Total royalties due;

(f)	Name and addresses of sublicensees; and

(g)	Total Non-Royalty Sublicense Income received during such calendar quarter and total amount of payment due pursuant to Section 4.1(e).

5.2

Licensee shall keep complete, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to University hereunder. Such books of account shall be kept at Licensee’s principal place of business. Such books of account shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, and for three (3) years after the expiration or earlier termination of this Agreement, for inspection by University or its agents for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of University’s representatives shall be borne by University; however, if an error of more than five percent (5%) of the total payments due or owing for any year is discovered, then Licensee shall bear University’s fees and expenses.

5.3

No later than sixty (60) days after December 31 of each calendar year during the Term of this Agreement, Licensee shall provide to University a written annual progress report, as illustrated in Exhibit C, describing Licensee’s progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve-month period ending December 31.

5.4

Notwithstanding the above, University shall have the right, on an annual basis during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement, to inspect technical and other information from Licensee sufficient to evidence whether and to what extent Licensee is: (a) practicing the Patent Rights, Know-How and/or other University property licensed hereunder; and (b) meeting its diligence obligations under Article 3, above.

5.5	Licensee shall report to the University the date of the first commercial sale of a Licensed Technology within sixty (60) days of occurrence in each country.

ARTICLE 6 – PATENT PROSECUTION

6.1

University has or shall apply for, seek prompt issuance of, and maintain during the Term of this Agreement the Patent Rights in the United States and in such foreign countries as may be designated by Licensee in a written notice to University within a reasonable time in advance of the required foreign filing dates. University will confer with Licensee to develop a strategy for the prosecution and maintenance of Patent Rights. Licensee shall have the opportunity to advise and cooperate with University in the prosecution, filing and maintenance of such patents, and to the extent practicable, all documents prepared by University’s counsel for submission to governmental patent offices will be provided to Licensee for review and comment prior to filing. Licensee shall notify University immediately if, at any time during the term of this Agreement, Licensee or any of its sublicensees does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

6.2

All fees and costs, including attorneys’ fees, relating to the filing, prosecution, maintenance, and post grant proceedings relating to the Patent Rights shall be the responsibility of Licensee, whether incurred prior to or after the Effective Date. Such fees and costs incurred by University prior to the Effective Date in the amount of $29,173 (“Pre- agreement Expenses”) are due on the Effective Date and shall be paid by Licensee to University in four calendar quarterly installments to be paid within ten (10) business days of April 1st 2020, July 1st 2020, October 1st 2020 and January 1st 2021. Fees and costs incurred after the Effective Date, or fees and costs incurred before the Effective Date which are not included in the Pre-agreement Expenses stated above, shall be paid by Licensee within thirty (30) days after receipt of University’s invoice therefor. Additionally, Licensee shall be liable to University for all of University’s out-of-pocket filing, prosecution, and maintenance costs (including all attorneys’ fees and costs), for any and all patent prosecution and maintenance actions that will be taken by patent counsel after the Term of this Agreement but in response to any instructions that were sent during the Term of this Agreement from University to patent counsel relating to the Patent Rights. Payments pursuant to this Section 6.2 are not creditable against royalties or any other payment due to University under this Agreement.

ARTICLE 7 – INFRINGEMENT ACTIONS

7.1	Licensee shall inform University promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2

During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights in the Field and in the Territory if Licensee has notified University in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, University hereby agrees that Licensee may include University as a party plaintiff in any such suit, without expense to University. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee, and University shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due University under Article 4. Licensee shall indemnify University against any order for costs that may be made against University in such proceedings.

7.3

If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify University at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, University shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and University may, for such purposes, use the name of Licensee as party plaintiff. University shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, University shall keep any recovery or damages for past infringement derived therefrom.

7.4

In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against University, Licensee, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5

In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, information, samples, specimens, and other evidence upon request.

ARTICLE 8 – INDEMNIFICATION/INSURANCE/LIMITATIONS OF LIABILITY

8.1

Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold University, its trustees, officers, faculty members, employees and Affiliates (“Indemnified Parties”) harmless against all third party claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from: (i) the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology, (ii) the practice by Licensee or its sublicensees of the Patent Rights and Know-How; or (iii) arising from or relating to this License Agreement. Licensee shall provide this defense and indemnity whether or not any Indemnified Party, either jointly or severally, is named as a party defendant and whether or not any Indemnified Party is alleged to be negligent or otherwise responsible for any injuries to person or property. The obligation of Licensee to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.2	Licensee shall obtain and carry in full force and effect liability insurance which shall protect Licensee and University in regard to events covered by Section 8.1 above, as provided below:

(a)	Commercial General Liability

a.	Coverage: Commercial General Liability, including, but not limited to, Products, Contractual, Fire, Legal and Personal Injury

b.	Limits: $1,000,000 Combined Single Limits for Bodily Injury and Property Damage

(b)	Products Liability

a.	Coverage: Products Liability

b.	Limits: $5,000,000 upon first use of Licensed Technology in humans or first commercial sale, whichever is earlier

The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Sections 8.2(a) and 8.2(b) above. Certificates of insurance evidencing the coverage required above shall be filed with University’s Innovation Institute, 1st Floor Gardner Steel Conference Center, 130 Thackeray Avenue, Pittsburgh, PA 15260, within ten (10) business days from the Effective Date of this Agreement and on or before July 1 of each subsequent year during the Term of this Agreement. Such certificates shall provide that the insurer will give University not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

8.3

UNIVERSITY, AND ITS AGENTS AND/OR EMPLOYEES, MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND KNOW-HOW. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY, ITS AGENTS AND/OR EMPLOYEES FOR INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY, ITS AGENTS AND/OR EMPLOYEES FOR DIRECT DAMAGES ARISING OUT OF OR RELATED TO THE MANUFACTURE, USE OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT THAT IS MANUFACTURED, USED OR SOLD BY LICENSEE (INCLUDING SUBLICENSEE SALES) WHICH IS LICENSED TECHNOLOGY HEREUNDER.

ARTICLE 9 – ASSIGNMENT

This Agreement is not assignable without the prior written consent of University, which consent will not be unreasonably withheld, and any attempt to do so shall be null and void; except that, Licensee may assign this Agreement without the prior written consent to a third party, who is not a restricted party under US export control laws, in connection with the sale of all or substantially all of the assets to which this Agreement relates or in connection with a merger, acquisition, reorganization, or similar transaction involving the Licensee. For any permitted assignment to be effective, the assignee shall assume all obligations of Licensee set forth in this Agreement in writing, and such assumption agreement is promptly delivered to University upon execution.

ARTICLE 10 – TERM AND TERMINATION

10.1

Term. The term of this Agreement shall be from the Effective Date until the later of i) 20 years after first commercial sale of the Licensed Technology or ii) expiration of the last Valid Claim of the Patent Rights; unless terminated earlier pursuant to Section 10.2 and 10.3 below.

10.2	University shall have the right to terminate this Agreement, upon written notice, if:

(a)	Licensee defaults in the performance of any of its obligations herein contained and such default has not been cured within sixty (60) days after receiving written notice thereof from University;

(b)	The practice of the Patent Rights or Know-How by Licensee or sublicensee is intentionally outside of the Field; or

(c)

Licensee ceases to carry out its business, becomes bankrupt or insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the aid of debtors.

10.3

Licensee may terminate this Agreement upon six (6) months prior written notice to University and upon payment of all amounts accrued or due to the University through the effective date of termination, including patent cost reimbursement pursuant to Section 6.2 hereof.

10.4

Upon termination of this Agreement, neither party shall be released from any obligation that accrued prior to the effective date of such termination. Licensee and any sublicensee may, however, after the effective date of such termination, sell all Licensed Technology which Licensee produced prior to the effective date of such termination, provided that Licensee shall pay to University the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

10.5	The provisions of Articles 6-8, Sections 10.4 and 10,5, Article 11, and Sections 13.5 and 13.8 shall survive any expiration or earlier termination of this Agreement.

ARTICLE 11 – NOTICES

11.1

Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party, or if in accordance with Section 10.3.

In the case of University:

Innovation Institute University of Pittsburgh

1st Floor Gardner Steel Conference Center 130 Thackeray Avenue

Pittsburgh, PA 15260 ATTN: Director

In the case of Licensee:

Genprex, Inc.

Dell Medical School Health Discovery 1601 Trinity Street, Bldg. B, Ste. 3.322 Austin, Texas 78712

ATTN: CEO

11.2	Any payments to University hereunder by wire transfer shall be directed as follows:

Bank: Mellon Bank, NA, Pittsburgh, PA

ABA Routing No.: 043000261-University of Pittsburgh Account No.: 0015510

Mellon SWIFT Code: MELNUS3P (international transfers)

Reference Code: Innovation Institute, Account

ljpriebe@innovation.pitt.edu - (412) 648-2241

11.3

The Licensee shall be responsible for all applicable fees and costs relating to any wire transfer, to include translation fees, without any deduction of such fees from amounts due to the University pursuant to this Agreement.

11.4	All invoices to Licensee generated by University under this Agreement will be sent electronically, via e-mail, in PDF format, unless instructed otherwise by Licensee in writing.

ARTICLE 12– AMENDMENT, MODIFICATION

This Agreement may not be amended or modified except by the execution of a written instrument signed by the Director of the University of Pittsburgh Innovation Institute, his successor, or other designated University employee having signatory authority, and Licensee’s Chief Executive Officer. In connection with any agreed upon amendment or modification of this Agreement pursuant to this Article 12, Licensee shall be required to pay an Amendment Fee.

ARTICLE 13 – MISCELLANEOUS

13.1

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The forum for any action relating to this Agreement, including those brought against individuals such as University employees or agents, shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

13.2

The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous representations, negotiations, or understandings between the parties and/or its employees or agents, whether written or oral, regarding the subject matter of this Agreement.

13.3

The parties acknowledge that they consulted, or had the opportunity to investigate and/or consult, with their legal counsel and/or other advisors with respect to the Patent Rights, Licensed Technology, and the terms of this Agreement.

13.4	The parties agree that this Agreement constitutes an arm’s length business transaction and does not create a fiduciary relationship.

13.5

Except as provided herein, nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the Licensed Technology. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party. Licensee may use the name of the University in routine business correspondence, or as needed in appropriate regulatory submissions and disclosures made under state and federal securities laws, and may state the fact that the University is the licensor of the licensed Patent Rights and Know-How without the prior express written consent of the University.

13.6

Licensee agrees that with respect to the performance of this Agreement or the practice of the rights granted by the University hereunder, it shall comply with any and all applicable United States export control laws and regulations, as well as any and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls.

13.7

If Licensee challenges the validity or enforceability of University’s Patent Rights or University’s ownership of the Patent Rights anywhere in the world, the Licensee shall continue to pay to University all royalties and other financial obligations required under this Agreement during such challenge, to include patent costs and fees, in order to keep the Agreement effective. If any such challenge by Licensee is unsuccessful, the running royalty rates and any Non-Royalty Sublicense Income rate set forth in Section 4.1 above shall automatically double in value, to include all minimum royalties and floors and Licensee shall reimburse the University for all fees and costs associated with defending such action, including but not limited to attorneys fees and expert fees. The effective date of such increase in royalty rates shall be the date of the first court order or date of issuance of a re-examination certificate (or foreign equivalent thereof) declaring any claim or claims of any of the Patent Rights as valid or enforceable Within thirty (30) days prior to filing any such challenge, Licensee shall provide the University with written notice of its intent to make such challenge detailing its allegation(s) along with specific and detailed facts supporting those allegations of invalidity or unenforceability of University’s Patent Rights.

13.8

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.9

Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

13.10	Licensee shall mark all Licensed Technology with applicable U.S. and foreign patent numbers in accordance with the applicable laws of the countries in which Licensed Technology is used or sold.

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IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the party to this Agreement and have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By: /s/ Evan Facher

Name: Evan Facher, Ph.D., MBA

Title: Director, Innovation Institute

Vice Chancellor for Innovation and Entrepreneurship

GENPREX, INC.

By: /s/ J. Rodney Varner

Name: Rodney Varner

Title: Chairman of the Board & CEO

EXHIBIT A

PATENT RIGHTS FOR EXCLUSIVE LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF PITTSBURGH AND GENPREX, INC.

Internal Case #	Application Number	Filing Date	Patent Number	Issue Date	Patent Title	Country
3274	61/983,295	4/23/2014			VIRALLY-MEDIATED ENDOGENOUS NEOGENESIS OF BETA CELLS YIELDS AUTOIMMUNE- RESISTANT BETA CELLS	United States
3274	PCT/US2015/026532	4/17/2015			ENDOGENOUS NEOGENESIS OF BETA CELLS	PCT
3274	15/305,083	10/18/2016	10,071,172	9/11/2018	ENDOGENOUS NEOGENESIS OF BETA CELLS	United States

EXHIBIT B

SAMPLE ROYALTY REPORT

Licensee name:

Reporting period:

Date of report:

Royalty Reporting Form

Product	No. units sold (including sublicense)	Invoiced price per unit	Gross sales	Allowable deductions	Net sales
Product name
Product name
Product name
Product name
Total

Total net sales	$
Royalty rate
Royalty due	$

Total royalty due: $

Name and addresses of sublicensees:

Total non-royalty sublicense income: $

Report prepared by: Title:

Date:

EXHIBIT C

SAMPLE PROGRESS REPORT

Licensee name:

Report date:

Technology title:

Progress Report

A.	Date development plan initiated and time period covered by this report
B.	Development report
1.

Activities, e.g., research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales, etc., completed since last report including the object and parameters of the development, when initiated, when completed and the results

2.	Activities currently under investigations, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion
C.	Future development activities
1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates
2.	Estimated total development time remaining before a product will be commercialized
D.	Changes to initial development plan
1.	Reasons for change
2.	Variables that may cause additional changes
E.	Items to be provided if applicable:
1.	Information relating to product that has become publicly available, e.g., published articles, competing products, patents, etc.
2.

Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future use of third parties including reasons why and type of work

3.	Update of competitive information trends in industry, government compliance, and market plan
4.	Certify Compliance with Section 4.5

EXHIBIT D

KNOW-HOW

Viral infusion related information, including AAV serotypes solution and equipment.